NF Energy Saving Corporation Issues Full Year 2009 Revenue Guidance of $24 Million

SHENYANG, China, September 23, 2009 -- NF Energy Saving Corporation (OTC Bulletin Board: NFEC; "NF Energy"), a Chinese leader in energy efficient flow control systems, today announced, that based on customer orders received and anticipated project completion schedule for the remainder of 2009, the Company expects revenue for the fiscal year ending December 31, 2009 to reach $24 million, a 52% increase over revenue of $15.8 million for the fiscal year ended December 31, 2008.

The Company forecasts revenue to be recognized in Q3 and Q4 2009 to be $7.4 million and $9.6 million, respectively, as compared to revenue of $4.6 and $4.1 million in Q3 and Q4 2008, respectively.

Mr. Li Gang, Chairman and CEO of NF Energy commented, “NF Energy is experiencing rapid growth this year, benefiting from the installed capacity additions in the cogeneration sector and construction in the water supply sector. Also, our solid performance is driven by higher energy conservation and emission reduction targets set by local governments and industries. We are moving forward to achieve a sustainable growth.”

The above guidance is preliminary and actual published results may differ from such guidance. NF Energy plans to release its financial results for the third quarter 2009 on or about November 16, 2009.

About NF Energy Saving Corporation

Website: http://www.nfenergy.com

NF Energy Saving Corporation (OTCBB:NFEC) is a China-based provider of integrated energy conservation solutions utilizing energy-saving equipment, technical services and energy management re-engineering project operations to provide energy saving services to clients. Headquartered in Shenyang city of China, the Company currently has 220 employees and several proprietary energy saving technologies and patents.

Safe Harbor Statement

This press release contains certain statements that may include 'forward-looking statements' as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects, anticipate, optimistic, intend, will" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:
Howard Gostfrand
American Capital Ventures
305.918.7000
info@amcapventures.com
www.amcapventures.com